Provident Bancorp, Inc. Reports Results  for the December 31, 2022 Quarter

Company Release – 01/27/2023

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for BankProv (the “Bank”), reported net income for the quarter ended December 31,  2022 of $2.7 million, or $0.16 per diluted share, compared to  a net loss of  $35.3 million, or ($2.15) per diluted share, for the quarter ended September 30, 2022 and net income of $3.6 million, or $0.21 per diluted share, for the quarter ended December 31, 2021. Net loss for the year ended December 31, 2022 was $21.5 million, or ($1.30) per diluted share, compared to net income of  $16.1 million, or $0.93 per diluted share, for the year ended December 31, 2021.

In announcing these results, Carol Houle, Interim Co-President and Co-Chief Executive Officer and Chief Financial Officer said, “As we reflect on 2022, we are eager to take its lessons and emerge a better, stronger bank. Despite our 2022 losses, we enter 2023 well capitalized and well diversified. During the fourth quarter, we took decisive action to reduce our exposure to loans secured by cryptocurrency mining rigs. Not only are we no longer originating these types of loans, we have also reduced that portfolio to nearly half what it was at September 30, 2022. The remaining sectors of our loan portfolio continue to perform in accordance with our historical experience, and it is in large part due to our long-term strategy of portfolio diversification that we have been able to weather recent volatility and losses.”

“The Bank will continue the tradition of providing a full suite of commercial products and banking solutions,” said Joe Reilly, Interim Co-President and Co-Chief Executive Officer. “We will continue to leverage new technology and to utilize the infrastructure we’ve developed to service new and existing Banking as a Service (“BaaS”) customers. Additionally, I am personally excited to make use of my experience in community banking to further deepen the Bank’s connection to our local markets and communities.”

Income Statement Results

Quarter Ended December 31, 2022 Compared to Quarter Ended September 30, 2022

For the quarter ended December 31, 2022,  net interest and dividend income was $18.7 million, which represents a decrease of  $1.0 million, or 5.1%, when compared to the quarter ended September 30,  2022.  Net interest and dividend income was negatively impacted by an increase in interest expense of $1.3  million, or 138.8%, to $2.3 million compared to $952,000 for the quarter ended September 30, 2022. Interest expense increased primarily due to an increase in the cost of interest-bearing deposits coupled with an increase in the average balance of interest-bearing deposits. The cost of interest-bearing deposits increased 48 basis points to 0.92% for the quarter ended December 31, 2022 compared to 0.44% for the quarter ended September 30, 2022, primarily due to rising interest rates and a larger proportion of the portfolio consisting of higher-cost certificates of deposit and money market accounts.  The average balance of interest-bearing deposits increased $18.4 million, or 2.4%, for the quarter ended December 31, 2022, primarily due to an increase in brokered certificates of deposit and money market accounts, partially offset by decreases in NOW and savings accounts.

Net interest and dividend income for the quarter ended December 31, 2022 benefitted from an increase in interest and dividend income of $311,000, or 1.5%, to $21.0 million compared to $20.7 million for the quarter ended September 30, 2022. The increase was primarily due to an increase in the yield on interest-earning assets. The yield on interest-earning assets increased 43 basis points to 5.51% for the quarter ended December 31, 2022 compared to 5.08% for the quarter ended September 30, 2022, which was primarily driven by rising interest rates and the origination of higher-yielding loans. The increase in the yield was partially offset by a decrease in average interest-earning assets of $104.5 million, or 6.4%. This decrease was primarily due to  a decrease in the average balance of loans of $82.7 million, or 5.4%, and a decrease in average short-term investments of $20.5 million, or 29.2%.

A  negative provision for loan losses of $970,000 was recognized for the quarter ended December 31, 2022 compared to a provision of $56.3 million for the quarter ended September 30, 2022, which represents a decrease of $57.3 million, or 101.7%.  The negative provision for the quarter ended December 31, 2022 was primarily the result of a decrease in loans as of December 31, 2022 when compared to September 30, 2022. The provision for the quarter ended September 30, 2022 was primarily driven by the need to replenish the allowance due to net charge-offs which totaled $46.2 million for the quarter ended September 30, 2022 compared to $7,000 for the quarter ended December 31, 2022.  The $46.2 million in net charge-offs for the quarter ended September 30, 2022 was primarily driven by our portfolio of loans secured by cryptocurrency mining rigs.

For the quarter ended December 31, 2022,  noninterest income was $1.9 million, which represents an increase of  $599,000, or 44.7%, when compared to the quarter ended September 30, 2022. The increase was  primarily due to increases in other service charges and fees and customer service fees on deposit accounts. Other service charges and fees increased $498,000, or 224.3%, primarily due to late charges and fees on commercial and commercial real estate loans.  Customer service fees on deposit accounts increased $153,000, or 19.4%, primarily due to fees generated from cash vault services for our customers who operate Bitcoin ATMs as well as implementation and activity fees charged to Banking as a Service (“BaaS”) customers.

For the quarter ended December 31, 2022, noninterest expense was $17.2 million, which represents an increase of $5.2 million, or 42.8%, when compared to the quarter ended September 30, 2022. The increase was primarily due to an increase in salaries and employee benefits,  professional fees, other expense and deposit insurance. Salaries and employee benefits increased $1.9 million, or 25.1%, primarily due to $1.5 million in expenses related to an agreement between the Bank and the Company and the former President and Chief Executive Officer entered into upon his separation from employment. Also contributing to the increase in salaries and employee benefits was an increase in staff to support the development and implementation of new technologies and products.  Professional fees increased $1.8 million, or 242.7%, primarily due to increased legal, audit and compliance costs resulting from a review of the Company’s digital asset lending practices following the events that caused the losses recorded in the third quarter. Other expense increased $971,000, or 70.0%, primarily due to costs related to repossessed assets and insurance premiums. The increase in deposit insurance of $396,000, or 246.0%, was due to an increase in the Federal Deposit Insurance Corporation’s (“FDIC’s”) insurance assessment rate schedules.

Quarter Ended December 31, 2022 Compared to Quarter Ended December 31, 2021

For the quarter ended December 31, 2022, net interest and dividend income was $18.7 million, which represents an increase of $2.3 million, or 14.2%, from the quarter ended December 31, 2021.  The primary reason for the increase was an increase in interest and dividend income of $4.0 million, or 23.2%. Interest and dividend income increased primarily due to rising interest rates, which resulted in an increased yield on interest-earning assets. The yield on interest-earning assets increased 124 basis points to 5.51% for the quarter ended December 31, 2022 compared to 4.27% for the quarter ended December 31, 2021. The increase interest and dividend income caused by the increase in yield was partially offset by a decrease in the average balance of interest-earning assets of $73.6 million, or 4.6%. This decrease was primarily due to a decrease in the average balance of short-term investments of $155.3 million, or 75.8%, partially offset by an increase in the average balance of loans of $86.2 million, or 6.3%.

The increase in net interest and dividend income for the quarter ended December 31, 2022 was negatively impacted by  an increase in interest expense of $1.6 million, or 251.3%, to $2.3 million compared to  $647,000 for the quarter ended December 31, 2021. Interest expense increased primarily due to rising interest rates and a larger proportion of higher-cost certificates of deposit in the portfolio, which resulted in an increase in the cost of interest-bearing deposits of 65 basis points to 0.92% for the quarter ended December 31, 2022 compared to 0.27% for the quarter ended December 31, 2021. The increase in interest expense was partially offset by a decrease in the average balance of interest-bearing deposits of $55.9 million, or 6.7%.

A  negative provision for loan losses of $970,000 was recognized for the quarter ended December 31, 2022 compared to a provision of  $1.2 million for the quarter ended December 31, 2021, which represents a decrease of $2.2 million, or 178.7%. The negative provision for the quarter ended December 31, 2022 was primarily the result of a decrease in loans during the fourth quarter of 2022. The $1.2 million provision for the quarter ended December 31, 2021 was primarily the result of an increase in loans during the fourth quarter of 2021. The changes in the provision were based on management’s assessment of various factors affecting the loan portfolio, including outstanding balance, portfolio composition, delinquent and non-accrual loans, national and local business and economic conditions and loss experience as well as an overall evaluation of the quality of the underlying collateral.

For the quarter ended December 31, 2022, noninterest income was $1.9 million, which represents an increase of $716,000, or 58.6%, when compared to the quarter ended December 31, 2021. The increase was primarily due to increases in customer service fees on deposit accounts and other services charges and fees. Customer service fees on deposit accounts increased $407,000, or 76.1%, which was primarily attributable to fees generated from cash vault services for our customers who operate Bitcoin ATMs as well as implementation and activity fees charged to BaaS customers.  Other service charges and fees increased  $323,000, or 81.4%, primarily due to late charges and fees on commercial and commercial real estate loans.

For the quarter ended December 31, 2022, noninterest expense was $17.2 million, which represents an increase of  $5.4 million, or 45.7%, when compared to the quarter ended December 31, 2021. The increase in noninterest expense was primarily due to an increase in professional fees, other expense, salaries and employee benefits, deposit insurance and insurance expense. Professional fees increased $1.7 million, or 226.3%, primarily due to increased legal fees and audit and compliance costs resulting primarily from a review of the Company’s digital asset lending practices following the events that caused the losses recorded in the third quarter.  Other expense increased $1.5 million, or 174.9%, primarily due to costs related to repossessed assets, insurance premiums, loan customer referral fees, and costs paid for employees to attend trainings and conferences. The increase of $1.1 million, or 13.1%, in salary and employee benefits was primarily due to $1.5 million in expenses related to an agreement between the Bank and the Company and the former President and Chief Executive Officer entered into upon his separation from employment, partially offset by a decrease in bonus expense.  The increase in deposit insurance of $416,000, or 295.0%, was due to an increase in the FDIC’s insurance assessment rate schedules. The increase in insurance expense of $406,000 was due to a renewal and reassessment that incorporates consideration of our digital asset product strategies.

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

For the year ended December 31, 2022, net interest and dividend income was $75.0 million, which represents an increase of $13.6 million, or 22.1%, when compared to the year ended December 31, 2021.  The primary reason for the increase was an increase in interest and dividend income of $14.5 million, or 22.4%. Interest and dividend income increased due to an increase in the average balance of interest-earning assets of $114.1 million, or 7.5%, when compared to the year ended December 31, 2021. The increase in average interest-earnings assets was primarily due to an increase in the average balance of loans of $156.2 million, or 11.8%, partially offset by a decrease in short-term investments of $40.9 million, or 25.6%. The increase in interest and dividend income was further supported by an increase in the yield on interest-earning assets of 59 basis points to 4.87% for the year ended December 31, 2022 compared to 4.28%  for the year ended December 31, 2021 due to the rising interest rate environment and a greater percentage of the portfolio consisting of higher-yielding loans.

The increase in net interest and dividend income for the year ended December 31, 2022 was negatively impacted by an increase in interest expense of $927,000, or 27.5%, to $4.3 million compared to $3.4 million for the year ended December 31, 2021. Interest expense increased primarily due to an increase in the cost of interest-bearing deposits which increased eight basis points to 0.45% for the year ended December 31, 2022 compared to 0.37% for the year ended December 31, 2021 due to rising interest rates and a larger proportion of higher-cost certificates of deposit in the portfolio. The increase in the cost of interest-bearing deposits was partially offset by a decrease in the average balance of interest-bearing deposits of $54.2 million, or 6.4%, for the year ended December 31, 2021.

A  provision for loan losses of $56.4 million was recognized for the year ended December 31, 2022 compared to a provision of  $3.9 million for the year ended December 31, 2021, which represents an increase of $52.5 million.  The increased provision for the year ended December 31, 2022 was primarily driven by the need to replenish the allowance due to net charge-offs which totaled $47.9 million for the year ended December 31, 2022 compared to $2.9 million for the year ended December 31, 2021. The $47.9 million in net charge-offs for the year ended December 31, 2022 was primarily driven by our portfolio of loans secured by cryptocurrency mining rigs

For the year ended December 31, 2022, noninterest income was $6.1 million, which represents an increase of $983,000, or 19.0%, from the year ended December 31, 2021. The increase was primarily due to an increase in customer service fees on deposit accounts of $1.1 million, or 60.0%, and an increase of $225,000 in net gains on loans sold. The increase in customer service fees on deposit accounts was primarily attributable to fees generated from cash vault services for our customers who operate Bitcoin ATMs as well as implementation and activity fees charged to BaaS customers. The increase in net gains on loans sold was primarily due to the sale of residential mortgage loans in June 2022. The increase in noninterest income was partially offset by a decrease in other service charges and fees of $233,000, or 11.6%, which was primarily due to decreased prepayment penalty income.

For the year ended December 31, 2022, noninterest expense was $52.0 million, which represents an increase of  $11.4 million, or 28.0%, when compared to the year ended December 31, 2021. The increase in noninterest expense was primarily due to increases in salaries and employee benefits, professional fees, other expenses, insurance expense and deposit insurance. The increase of $3.0 million, or 10.3%, in salary and employee benefits includes $1.5 million in expenses related to an agreement between the Bank and the Company and the former President and Chief Executive Officer entered into upon his separation from employment. The remaining increase is primarily due to an increase in staff to support the development and implementation of new technologies and specialty lending products. The increase in professional fees of $2.6 million, or 125.4%, was primarily due to increased legal fees and audit and compliance costs resulting primarily from a review of the Company’s digital asset lending practices following the events that caused the losses recorded in the third quarter,  as well as fees paid for contracted employees and fees paid to external consultants. Other expense increased $2.9 million, or 87.9%, primarily due to costs related to repossessed assets, receivables, loan customer referrals,  recruitment, and trainings and conferences. The increase in insurance expense of $1.6 million was due to a renewal and reassessment that incorporates consideration of our digital asset product strategies. The increase in deposit insurance of $541,000, or 112.2%, was due to an increase in FDIC’s insurance assessment rate schedules.

Balance Sheet Results

December 31, 2022 Compared to September 30, 2022

Total assets decreased $137.3 million, or 7.7%, to $1.64 billion at December 31, 2022 compared to $1.77 billion at September 30, 2022 primarily due to  a decrease in cash and cash equivalents and net loans. Cash and cash equivalents decreased  $75.3 million, or 48.3%, primarily due to decreased deposit balances. Net loans decreased $62.4 million, or 4.2%, primarily due to a decrease in commercial loans of $66.0 million, or 8.6%, and a decrease in mortgage warehouse loans of $4.3 million, or 2.0%, partially offset by an increase in commercial real estate loans of $9.8 million, or 2.2%. The decrease in our commercial loan portfolio included a decrease in our digital asset portfolio of $41.4 million, or 50.1% and a decrease in our renewable energy portfolio of $10.9 million, or 16.8%, partially offset by an increase in our enterprise value portfolio of $20.6 million, or 5.1%. The decrease in our digital asset loan portfolio was primarily driven by the sale of a portion of our impaired loans secured by cryptocurrency mining rigs as well as the paydown of an outstanding line of credit. Our digital asset portfolio totaled $41.2 million as of December 31, 2022, which included $26.7 million in loans secured by cryptocurrency mining rigs. The portfolio of loans secured by cryptocurrency mining rigs will continue to decline as the Bank is no longer originating this type of loan.

Total liabilities decreased $140.9 million, or 9.0%, from September 30, 2022 primarily due to decreased deposits offset by an increase in short-term borrowings. Deposits were $1.28 billion as of December 31, 2022, representing a decrease of $191.9 million, or 13.0%, compared to September 30,  2022.  The decrease in deposits was driven primarily by decreases in deposits from digital asset and BaaS customers, resulting from the competitive rate environment.  The decreases in deposits were offset by an increase in certificates of deposit of $64.2 million, or 81.6%, which was primarily driven by an increase in brokered deposits, which increased $61.1 million, or 103.4%, and were $120.1 million at December 31, 2022. Short-term borrowings increased  $41.5 million, or 61.9%, due to an increase in overnight borrowings.

As of December 31, 2022, shareholders’ equity was $207.5 million compared to $204.0 million at September 30,  2022, representing an increase of $3.6 million, or 1.7%. The increase was primarily due to net income of $2.7 million, stock-based compensation expense of $461,000, other comprehensive income of $234,000, and employee stock ownership plan shares earned of $227,000.

December 31, 2022 Compared to December 31, 2021

Total assets decreased $92.9 million, or 5.4%, to $1.64 billion at December 31, 2022 compared to $1.73 billion at December 31, 2021.  The primary reasons for the decrease were decreases in cash and cash equivalents, loans held for sale, net loans, and debt securities available-for-sale (at fair value), offset by increases in other assets, net deferred tax asset, and other repossessed assets. Cash and cash equivalents decreased $72.5 million, or 47.3%, primarily due to decreased deposit balances. Loans held for sale decreased $22.8 million, due to the sale of residential mortgage loans in June 2022 and the reclassification of the remaining unsold loans to held for investment.

Net loans decreased $17.8 million, or 1.2%, and were $1.42 billion as of December 31, 2022 compared to $1.43 billion at December 31, 2021.  The decrease in net loans was primarily due to an increase in the allowance for loan losses of $8.6 million, or 44.0%. The increase in the allowance was primarily due to charge-offs in the third quarter related to the portfolio of loans collateralized by cryptocurrency mining rigs, which resulted in an increase to the general pool reserve based on our allowance for loan loss methodology. Also contributing to the decrease in net loans was a decrease in total loans of $7.5 million, or 0.5%. This decrease was primarily driven by decreases in mortgage warehouse loans of $40.4 million, or 15.9%, commercial loans of $24.8 million, or 3.4%, and consumer loans of $1.1 million, or 74.3%, partially offset by increases in construction and land development loans of $26.9 million, or 62.9%, commercial real estate loans of $24.5 million, or 5.7%, and residential loans of $7.4 million, or 915.5%. The decrease in our commercial loan portfolio was primarily related to decreases in our digital asset, paycheck protection program (“PPP”) and renewable energy loan portfolios, offset by an increase in our enterprise value loan portfolio. Our digital asset loan portfolio decreased $79.3 million, or $65.8%, which was primarily driven by paydowns on outstanding lines of credit, the partial charge-off and repossession of cryptocurrency mining rigs in exchange for the forgiveness of a $27.4 million loan relationship, the partial charge-off and subsequent sale of impaired loans secured by cryptocurrency mining rigs during the fourth quarter.  The portfolio of loans secured by cryptocurrency mining rigs will continue to decline as the Bank is no longer originating this type of loan. Our PPP loan portfolio decreased $12.1 million, or 97.3%, as these loans continue to paydown or be forgiven. Our renewable energy portfolio decreased $8.4 million, or 13.5%, primarily due to the payoff of one larger relationship. Our enterprise value loan portfolio increased $87.9 million, or 25.8%, primarily due to new loan originations in excess of paydowns/payoffs.

Debt securities available-for-sale (at fair value) decreased $8.2 million, or 22.4%, primarily due to principal payments and market depreciation. Other assets increased $11.0 million, primarily due to a tax credit incentivized investment in  a low-income housing project in Portsmouth, New Hampshire, and an increase in accrued taxes. The net deferred tax asset increased $6.8 million, or 68.7%, primarily due to the net loss recorded for the year ended December 31, 2022. Other repossessed assets increased $6.1 million due to the repossession of cryptocurrency mining rigs during 2022.

Total liabilities decreased $66.7 million, or 4.5%, to $1.43 billion at December 31, 2022 compared to $1.50 billion at December 31, 2021 primarily due to a decrease in deposits offset by an increase in short-term borrowings.  Deposits were $1.28 billion as of December 31, 2022, representing a decrease of $180.3 million, or 12.4%, compared to December 31, 2021. The decrease in deposits was primarily related to a $96.4 million, or 8.5%, decrease in retail deposits, a $34.6 million, or 57.7%, decrease in deposits from BaaS customers, a $22.2 million, or 22.3%, decrease in deposits from digital asset customers, a $13.4 million, or 31.1%, decrease in mortgage warehouse deposits, a $9.6 million, or 8.5%, decrease in enterprise value deposits, and a $4.2 million, or 51.4%, decrease in renewable energy deposits. The decrease in deposits was partially offset by an increase in borrowings of $113.3 million primarily driven by an increase in overnight borrowings.

As of December 31, 2022, shareholders’ equity was $207.5 million compared to $233.8 million at December 31, 2021, representing a decrease of $26.2 million, or 11.2%. The decrease was primarily due to net loss of $21.5 million, other comprehensive loss of $2.8 million, the repurchase of 180,434 shares of common stock for $2.9 million, and $2.0 million from dividends paid, partially offset by stock-based compensation expense of $1.9 million and employee stock ownership plan shares earned of $1.3 million.

About Provident Bancorp, Inc.

BankProv, a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC),  is a future-ready commercial bank for corporate clients, specializing in offering adaptive and technology-first banking solutions to niche markets. We are committed to offering state-of-the-art APIs (application programming interfaces) for all business clients and BaaS partners. Through our offerings, BankProv insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about BankProv please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers; global and national war and terrorism; trends in interest rates; inflation; potential recessionary conditions; levels of unemployment; legislative, regulatory and accounting changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Bank; deposit flows; changes in consumer spending, borrowing and savings habits; competition; real estate values in the market area; loan demand; the adequacy of our allowance for loan losses, changes in the quality of our loan and securities portfolios; the ability of our borrowers to repay their loans; an unexpected adverse financial, regulatory or bankruptcy event experienced by our cryptocurrency, digital asset or financial technology (“fintech”) customers; our ability to retain key employees; failures or breaches of our IT systems, including cyberattacks; the failure to maintain current technologies; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Interim Co-President and Co-Chief Executive Officer,

and Chief Financial Officer

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

(Unaudited)

	At	At	At
	December 31,	September 30,	December 31,
(Dollars in thousands)	2022	2022	2021
Assets
Cash and due from banks	$42,923	$40,870	$22,470
Short-term investments	37,706	115,044	130,645
Cash and cash equivalents	80,629	155,914	153,115
Debt securities available-for-sale (at fair value)	28,600	29,168	36,837
Federal Home Loan Bank stock, at cost	4,266	3,413	785
Loans held for sale	—	—	22,846
Loans, net of allowance for loan losses of $28,069, $29,046 and $19,496 as of
December 31, 2022, September 30, 2022, and December 31, 2021, respectively	1,416,047	1,478,451	1,433,803
Bank owned life insurance	43,615	43,347	42,569
Premises and equipment, net	13,580	13,767	14,258
Other repossessed assets	6,051	10,451	—
Accrued interest receivable	6,597	5,973	5,703
Right-of-use assets	3,942	3,981	4,102
Deferred tax asset, net	16,793	18,637	9,957
Other assets	16,261	10,582	5,308
Total assets	$1,636,381	$1,773,684	$1,729,283

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$520,226	$662,291	$626,587
Interest-bearing	759,356	809,218	833,308
Total deposits	1,279,582	1,471,509	1,459,895
Borrowings:
Short-term borrowings	108,500	67,000	—
Long-term borrowings	18,329	13,500	13,500
Total borrowings	126,829	80,500	13,500
Operating lease liabilities	4,282	4,308	4,387
Other liabilities	18,146	13,389	17,719
Total liabilities	1,428,839	1,569,706	1,495,501
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
17,669,698, 17,738,957 and 17,854,649 shares issued and outstanding
at December 31, 2022, September 30, 2022, and December 31, 2021, respectively	177	177	179
Additional paid-in capital	122,847	122,412	123,498
Retained earnings	94,630	91,915	118,087
Accumulated other comprehensive (loss) income	(2,200)	(2,434)	649
Unearned compensation - ESOP	(7,912)	(8,092)	(8,631)
Total shareholders' equity	207,542	203,978	233,782
Total liabilities and shareholders' equity	$1,636,381	$1,773,684	$1,729,283

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2022	2022	2021	2022	2021
Interest and dividend income:
Interest and fees on loans	$20,336	$20,147	$16,794	$77,253	$63,873
Interest and dividends on debt securities available-for-sale	221	203	184	797	722
Interest on short-term investments	461	357	87	1,277	208
Total interest and dividend income	21,018	20,707	17,065	79,327	64,803
Interest expense:
Interest on deposits	1,801	846	575	3,578	3,085
Interest on short-term borrowings	388	34	—	422	—
Interest on long-term borrowings	84	72	72	297	285
Total interest expense	2,273	952	647	4,297	3,370
Net interest and dividend income	18,745	19,755	16,418	75,030	61,433
Provision for loan losses	(970)	56,310	1,233	56,428	3,887
Net interest and dividend income (loss) after provision for loan losses	19,715	(36,555)	15,185	18,602	57,546
Noninterest income:
Customer service fees on deposit accounts	942	789	535	2,931	1,832
Service charges and fees - other	720	222	397	1,770	2,003
Bank owned life insurance income	268	264	244	1,046	1,195
(Loss) gain on loans sold, net	—	(12)	38	272	47
Other income	8	76	8	130	89
Total noninterest income	1,938	1,339	1,222	6,149	5,166
Noninterest expense:
Salaries and employee benefits	9,573	7,653	8,465	31,737	28,782
Occupancy expense	415	450	409	1,702	1,687
Equipment expense	154	147	137	582	514
Deposit insurance	557	161	141	1,023	482
Data processing	348	347	370	1,374	1,325
Marketing expense	149	66	125	412	279
Professional fees	2,522	736	773	4,695	2,083
Directors' compensation	250	255	218	1,026	992
Software depreciation and implementation	431	398	272	1,450	1,014
Insurance expense	448	448	42	1,791	152
Other	2,359	1,388	858	6,217	3,309
Total noninterest expense	17,206	12,049	11,810	52,009	40,619
Income (loss) before income tax expense (benefit)	4,447	(47,265)	4,597	(27,258)	22,093
Income tax expense (benefit)	1,750	(11,956)	1,008	(5,790)	5,954
Net income (loss)	$2,697	$(35,309)	$3,589	$(21,468)	$16,139
Earnings (Loss) per share:
Basic	$0.16	$(2.15)	$0.22	$(1.30)	$0.96
Diluted	$0.16	$(2.15)	$0.21	$(1.30)	$0.93
Weighted Average Shares:
Basic	16,496,543	16,456,274	16,481,684	16,482,623	16,772,628
Diluted	16,607,719	16,456,274	17,180,466	16,482,623	17,302,007

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	December 31,			September 30,			December 31,
	2022			2022			2021
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)
Assets:
Interest-earning assets:
Loans (1)(2)	$1,444,239	$20,336	5.63%	$1,526,917	$20,147	5.28%	$1,358,086	$16,794	4.95%
Short-term investments	49,711	461	3.71%	70,178	357	2.03%	205,000	87	0.17%
Debt securities available-for-sale	28,654	198	2.76%	30,950	190	2.46%	35,068	180	2.05%
Federal Home Loan Bank stock	2,718	23	3.38%	1,752	13	2.97%	785	4	2.04%
Total interest-earning assets	1,525,322	21,018	5.51%	1,629,797	20,707	5.08%	1,598,939	17,065	4.27%
Non-interest earning assets	120,009			97,342			80,895
Total assets	$1,645,331			$1,727,139			$1,679,834
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$148,358	$64	0.17%	$157,096	$80	0.20%	$150,340	$39	0.10%
Money market accounts	342,228	1,079	1.26%	299,214	428	0.57%	439,619	292	0.27%
NOW accounts	178,834	142	0.32%	243,426	171	0.28%	179,265	132	0.29%
Certificates of deposit	114,397	516	1.80%	65,689	167	1.02%	70,504	112	0.64%
Total interest-bearing deposits	783,817	1,801	0.92%	765,425	846	0.44%	839,728	575	0.27%
Borrowings
Short-term borrowings	38,901	388	3.99%	5,564	34	2.44%	—	—	—%
Long-term borrowings	16,705	84	2.01%	13,500	72	2.13%	13,500	72	2.13%
Total borrowings	55,606	472	3.40%	19,064	106	2.22%	13,500	72	2.13%
Total interest-bearing liabilities	839,423	2,273	1.08%	784,489	952	0.49%	853,228	647	0.30%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	580,013			681,681			573,059
Other noninterest-bearing liabilities	17,603			17,343			20,045
Total liabilities	1,437,039			1,483,513			1,446,332
Total equity	208,292			243,626			233,502
Total liabilities and
equity	$1,645,331			$1,727,139			$1,679,834
Net interest income		$18,745			$19,755			$16,418
Interest rate spread (3)			4.43%			4.59%			3.97%
Net interest-earning assets (4)	$685,899			$845,308			$745,711
Net interest margin (5)			4.92%			4.85%			4.11%
Average interest-earning assets to interest-bearing liabilities	181.71%			207.75%			187.40%
(1)

Interest earned/paid on loans includes fee income related to SBA loan fee accretion of $5,000,  $9,000 and $592,000 for the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively. Interest earned/paid on loans also includes mortgage warehouse loan origination fee income of $205,000,  $260,000, and $371,000 for the three months ended December 31, 2022, September 30, 2022, and December  31, 2021, respectively.

(2)	Includes loans held for sale.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.
(6)	Annualized.

	For the Year Ended December 31,
	2022			2021
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate
Assets:
Interest-earning assets:
Loans (1)(2)	$1,476,426	$77,253	5.23%	$1,320,222	$63,873	4.84%
Short-term investments	118,726	1,277	1.08%	159,656	208	0.13%
Debt securities available-for-sale	32,005	753	2.35%	34,022	708	2.08%
Federal Home Loan Bank stock	1,667	44	2.64%	827	14	1.69%
Total interest-earning assets	1,628,824	79,327	4.87%	1,514,727	64,803	4.28%
Non-interest earning assets	98,049			72,995
Total assets	$1,726,873			$1,587,722
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$152,964	235	0.15%	$151,586	196	0.13%
Money market accounts	341,324	1,968	0.58%	406,392	1,680	0.41%
NOW accounts	219,743	531	0.24%	162,618	416	0.26%
Certificates of deposit	74,995	844	1.13%	122,619	793	0.65%
Total interest-bearing deposits	789,026	3,578	0.45%	843,215	3,085	0.37%
Borrowings
Short-term borrowings	11,421	422	3.69%	3	—	0.00%
Long-term borrowings	14,308	297	2.08%	13,500	285	2.11%
Total borrowings	25,729	719	2.79%	13,503	285	2.11%
Total interest-bearing liabilities	814,755	4,297	0.53%	856,718	3,370	0.39%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	661,368			476,743
Other noninterest-bearing liabilities	18,881			18,895
Total liabilities	1,495,004			1,352,356
Total equity	231,869			235,366
Total liabilities and
equity	$1,726,873			$1,587,722
Net interest income		$75,030			$61,433
Interest rate spread (3)			4.34%			3.89%
Net interest-earning assets (4)	$814,069			$658,009
Net interest margin (5)			4.61%			4.06%
Average interest-earning assets to
interest-bearing liabilities	199.92%			176.81%

(1)

Interest earned/paid on loans includes fee income related to SBA loan fee accretion of $482,000 and $2.4 million for the years ended December 31, 2022 and December 31,  2021, respectively. Interest earned/paid on loans also includes mortgage warehouse loan origination fee income of $1.0 million and $1.4 million for the years ended December 31, 2022 and December 31, 2021, respectively.

(2)	Includes loans held for sale.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

				For the nine
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Performance Ratios:
(Loss) Return on average assets (1)	0.66%	(8.18%)	0.85%	(1.24%)	1.02%
(Loss) Return on average equity (1)	5.18%	(57.97%)	6.15%	(9.26%)	6.86%
Interest rate spread (1) (2)	4.43%	4.59%	3.97%	4.34%	3.89%
Net interest margin (1) (3)	4.92%	4.85%	4.11%	4.61%	4.06%
Non-interest expense to average assets (1)	4.18%	2.79%	2.81%	3.01%	2.56%
Efficiency ratio (4)	83.19%	57.12%	66.95%	64.07%	60.99%
Average interest-earning assets to
average interest-bearing liabilities	181.71%	207.75%	187.40%	199.92%	176.80%
Average equity to average assets	12.66%	14.11%	13.90%	13.43%	14.82%

	At	At	At
	December 31,	September 30,	December 31,
(Dollars in thousands)	2022	2022	2021
Asset Quality
Non-accrual loans:
Commercial real estate	$—	$57	$—
Commercial	5,262	21,210	2,080
Residential real estate	297	300	812
Construction and land development	—	—	—
Consumer	—	—	—
Mortgage warehouse	—	—	—
Total non-accrual loans	5,559	21,567	2,892
Accruing loans past due 90 days or more	—	—	—
Other repossessed assets	6,051	10,451	—
Total non-performing assets	$11,610	$32,018	$2,892
Asset Quality Ratios
Allowance for loan losses as a percent of total loans (5)	1.94%	1.93%	1.34%
Allowance for loan losses as a percent of non-performing loans	504.93%	134.68%	674.14%
Non-performing loans as a percent of total loans (5)	0.38%	1.43%	0.20%
Non-performing loans as a percent of total assets	0.34%	1.22%	0.17%
Non-performing assets as a percent of total assets (6)	0.71%	1.81%	0.17%
Capital and Share Related
Stockholders' equity to total assets	12.7%	11.5%	13.5%
Book value per share	$11.75	$11.50	$13.09
Market value per share	$7.28	$14.31	$18.60
Shares outstanding	17,669,698	17,738,957	17,854,649

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(5)	Loans are presented before the allowance but include deferred costs/fees.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and other repossessed assets.

	At		At		At
	December 31,		September 30,		December 31,
	2022		2022		2021
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate	$456,747	31.50%	$446,977	29.57%	$432,275	29.66%
Commercial (1)(2)	701,434	48.38%	767,426	50.76%	726,241	49.83%
Residential real estate	8,246	0.57%	8,902	0.59%	812	0.06%
Construction and land development	69,739	4.81%	70,212	4.64%	42,800	2.94%
Consumer	391	0.03%	562	0.04%	1,519	0.10%
Mortgage warehouse	213,371	14.71%	217,653	14.40%	253,764	17.41%
	1,449,928	100.00%	1,511,732	100.00%	1,457,411	100.00%
Allowance for loan losses	(28,069)		(29,046)		(19,496)
Deferred loan fees, net	(5,812)		(4,235)		(4,112)
Net loans	$1,416,047		$1,478,451		$1,433,803

(1)	Includes $330,000, $434,000, and $12.4 million in PPP loans at December 31, 2022, September 30, 2022 and December 31, 2021, respectively.
(2)

Includes $41.2 million,  $82.5 million, and $120.5 million in digital asset loans at December 31, 2022, September 30, 2022 and December 31, 2021, respectively. Included in the digital asset loan balance is $26.7 million, $47.5 million, and $49.5 million in loans secured by cryptocurrency mining rigs at December 31, 2022, September 30, 2022 and December 31, 2021, respectively.

	At	At	At
	December 31,	September 30,	December 31,
(Dollars in thousands)	2022	2022	2021
Noninterest-bearing:
Demand	$520,226	$662,291	$626,587
Interest-bearing:
NOW	145,533	212,823	197,884
Regular savings	141,802	153,602	155,267
Money market deposits	318,417	354,252	419,625
Certificates of deposit:
Certificate accounts of $250,000 or more	10,661	9,808	5,078
Certificate accounts less than $250,000	142,943	78,733	55,454
Total interest-bearing	759,356	809,218	833,308
Total deposits (1)(2)	$1,279,582	$1,471,509	$1,459,895

(1)	Includes $77.5 million, $214.4 million, and $99.7 million in digital asset deposits at December 31, 2022, September 30, 2022, December 31, 2021, respectively.
(2)	Includes $25.3 million, $57.8 million, and $59.9 million in BaaS deposits at December 31, 2022, September 30, 2022 and December 31, 2021, respectively.